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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*



                BlackRock Floating Rate Income Strategies Fund
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   09255X100
                                 --------------
                                 (CUSIP Number)

                               December 31, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of (S) 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09255X100

   -------------------------------------------------------------------------
    1. Names of Reporting Persons.

             Claymore Securities Defined Portfolios,
             Series 176, 190, 224, 279, 280, 311, 341, 386, 387, 399,
             406, 419, 427, 433, 441 & 446

       I.R.S. Identification Nos. of above persons (entities only):

             Claymore Securities Defined Portfolios,
             Series 176 -- Tax ID# 137393152
             Claymore Securities Defined Portfolios,
             Series 190 -- Tax ID# 137428161
             Claymore Securities Defined Portfolios,
             Series 224 -- Tax ID# 137450879
             Claymore Securities Defined Portfolios,
             Series 279 -- Tax ID# 204863218
             Claymore Securities Defined Portfolios,
             Series 280 -- Tax ID# 204302045
             Claymore Securities Defined Portfolios,
             Series 311 -- Tax ID# 205201848
             Claymore Securities Defined Portfolios,
             Series 311 -- Tax ID# 205202054
             Claymore Securities Defined Portfolios,
             Series 341 -- Tax ID# 205723003
             Claymore Securities Defined Portfolios,
             Series 386 -- Tax ID# 137562850
             Claymore Securities Defined Portfolios,
             Series 387 -- Tax ID# 137562851
             Claymore Securities Defined Portfolios,
             Series 399 -- Tax ID# 137562875
             Claymore Securities Defined Portfolios,
             Series 406 -- Tax ID# 137568025
             Claymore Securities Defined Portfolios,
             Series 406 -- Tax ID# 137568027
             Claymore Securities Defined Portfolios,
             Series 419 -- Tax ID# 137573659
             Claymore Securities Defined Portfolios,
             Series 427 -- Tax ID# 137573675
             Claymore Securities Defined Portfolios,
             Series 433 -- Tax ID# 137573680
             Claymore Securities Defined Portfolios,
             Series 441 -- Tax ID# 137579498
             Claymore Securities Defined Portfolios,
             Series 446 -- Tax ID# 137582450
             Claymore Securities Defined Portfolios,
             Series 446 -- Tax ID# 137582449
   -------------------------------------------------------------------------
    2. Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) [_]
       (b) [_]
   -------------------------------------------------------------------------
    3. SEC Use Only

   -------------------------------------------------------------------------
    4. Citizenship or Place of Organization:

             Claymore Securities Defined Portfolios,
             Series 176, Wheaton, IL
             Claymore Securities Defined Portfolios,
             Series 190, Wheaton, IL
             Claymore Securities Defined Portfolios,
             Series 224, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 279, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 280, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 311, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 341, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 386, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 387, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 399, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 406, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 419, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 427, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 433, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 441, Lisle, IL
             Claymore Securities Defined Portfolios,
             Series 446, Lisle, IL
   -------------------------------------------------------------------------
                   5.  Sole Voting Power

                          942,883
     Number of    ------------------------------------------------------------
      Shares       6.  Shared Voting Power
  Beneficially by
     Owned by     ------------------------------------------------------------
       Each        7.  Sole Dispositive Power
     Reporting
      Person              942,883
       With:      ------------------------------------------------------------
                   8.  Shared Dispositive Power

-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

          942,883
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

          5.15%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

          IV
-------------------------------------------------------------------------------

Item 1.     (a) Name of Issuer

                BlackRock Advisors

            (b) Address of Issuer's Principal Executive Offices

                P.O. Box 9011
                Princeton, NJ 08543-9011

Item 2.     (a) Name of Person Filing

                Claymore Securities, Inc. as Sponsor for the Filing Entities

            (b) Address of Principal Business Office or, if none, Residence

                2455 Corporate West Drive
                Lisle, IL 60532

            (c) Citizenship

                USA

            (d) Title of Class of Securities

                Common Stock

            (e) CUSIP Number

                09255X100

Item 3. If this statement is filed pursuant to (S) (S) 240.13d-1 (b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [_]Broker or dealer registered under section 15 of the Act (15 U.S.C, 78o).

                  (b) [_]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [_]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [X]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

                  (e) [_]An investment adviser in accordance with SECTION240.13d-l(b)(l}(ii)(E);

                  (f) [_]An employee benefit plan or endowment fund in accordance with SECTION240.13d-l(b)(l}(ii)(F);

                  (g) [_]A parent holding company or control person in accordance with SECTION240.13d-l(b)(l)(ii)(G);

                  (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [_]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [_] Group, in accordance with
                  SECTION240.13d-l(b)(l)(ii)(J).

Item 4. Ownership.

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)   Amount beneficially owned: 942,883

                  (b)   Percent of class: 5.15%

                  (c)   Number of shares as to which the person has:

                        (i)   Sole power to vote or to direct the vote 942,883

                        (ii)  Shared power to vote or to direct the vote
                              _________.

                        (iii) Sole power to dispose or to direct the
                              disposition of 942,883

                        (iv) Shared power to dispose or to direct the disposition of _________.

   Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section N240.13d-3(d)(l).

Item 5. Ownership of Five Percent or Less of a Class

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

   If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

   If a parent holding company has filed this schedule, pursuant to Rule 13d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-l(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the Group

   If a group has filed this schedule pursuant to SECTION
240.13d-l(b)(l)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to SECTION240.13d-l(c) or SECTION240.13d-I(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group

   Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification

     (a) The following certification shall be included if the statement is filed pursuant to SECTION240.13d-1 (b):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to SECTIONS240.13d-l(c):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                                        January 31, 2008
                                                  -----------------------------
                                                              Date

                                                       /s/ Kevin Robinson
                                                  -----------------------------
                                                            Signature

                                                     Kevin Robinson, Senior
                                                       Managing Director,
                                                  General Counsel and Corporate
                                                            Secretary
                                                    Claymore Securities, Inc.
                                                  -----------------------------
                                                           Name/Title

   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See SECTIONS240.13d-7 for other parties for whom copies are to be sent.

 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)